UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

CICERO RESOURCES CORP.
(Name of Small Business Issuer in its Charter)

NEVADA	1000	None
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300
Las Vegas NV 89128
Tel: (702) 562 4308 Fax: (702) 562 4001
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
502 East John Street
Carson City, Nevada 89706
(775) 882 3072
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Prospectus is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer☐ Accelerated filer☐ Non-accelerated filer☐ Smaller reporting company☑

		Proposed
		Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be	Registered (1)	per Unit (2)	Price (2)	Registration Fee
Registered	(#)	($)	($)	($)
Shares of Common Stock, par value $0.00001	320,000	0.40	128,000	5.03
Total Fee Due				5.03

1	Total 320,000 shares of common stock are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CICERO RESOURCES CORP.
320,000 SHARES
COMMON STOCK

This Prospectus relates to the resale by selling shareholders of up to 320,000 shares of our common stock, including 40,000 shares owned by First Centerline Investments Ltd., a Nevada corporation controlled by our director, President, Chief Executive Officer, Principal Accounting Officer and Chief Financial Officer, Tom Alexiou. Approximately 39 of our shareholders are offering shares of our common stock to the public by means of this Prospectus.

Before this offering there has been no public market for our common stock. The selling shareholders will sell at an initial price of $0.40 per share until our shares are quoted on FINRA’s OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchaser in this offering may be receiving an illiquid security.

An investment in our common stock is speculative. Investors should be able to afford the loss of their entire investment. See section entitled "Risk Factors" below.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the selling shareholders, sell any of these securities, in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state's securities laws.

Prospectus Summary

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

All of the references to dollar amounts in this Prospectus are in US dollars unless otherwise noted.

Cicero Resources Corp.

Cicero Resources Corp. (hereinafter referred to as "we", "us", "our” and "Cicero") was incorporated on October 19, 2007 under the laws of the State of Nevada. We do not have any subsidiaries. Our principal offices are located at 7251 W. Lake Mead Blvd, Suite 300 Las Vegas NV 89128. Our telephone number is 702-562-4308. Our fiscal year end is December 31.

We are a startup mineral exploration company focused on the acquisition and development of a portfolio of gold properties. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun limited operations.

On January 30, 2008 we entered into an option agreement with Multi Metal Mining Corp. pursuant to which we purchased an option to acquire an undivided 100% interest in a gold prospect property commonly known as the Crimson Queen Property. The Crimson Queen Property is comprised of approximately 20 acres of land located in the Sunset Mining District, Clark County, Nevada, USA. The Crimson Queen Property consists of one claim, the Crimson Queen Lode Claim described as follows:

Name of Claim	1/4	Section	Township	Range	Meridian
Crimson Queen	SE	31	27S	60	East
Lode Claim	NE	6	28S	60	East

The option we purchased gives us the right to explore, mine and produce all minerals lying beneath the surface of the property. As of March 18, 2008 we paid to Multi Metal Mining Corp., the initial payment of $6,000. In order to fully exercise the option to purchase the 100% interest in the Crimson Queen Property, we must pay an additional $50,000 by January 30, 2009 and $200,000, as well as issue 1,000,000 shares of our common stock by January 30, 2010.

At this time our plan of operation is to explore for gold on the Crimson Queen Property. If we discover that the property holds potential for other minerals, then we will we will include in our plan of operation exploration for those minerals. The Crimson Queen Property does not have any proven mineral reserves. We will be required to extensively explore our claim in order to determine if any gold in commercially viable quantities is present. Our exploration programs are preliminary in nature in that their completion will not result in a determination that any of our properties contains commercially exploitable quantities of gold or other minerals.

Besides the Crimson Queen Property, we are looking to acquire other early stage gold properties in North America. Our specific exploration plan, together with information regarding the location and access, history of operations, present condition and geology of the Crimson Queen Property, is presented in this Prospectus under the heading “Description of Property.”

Our current management, Tom Alexiou, has experience in business management and development, but has limited experience in the gold mining industry. Our business plan may fail due to our management’s lack of experience in this industry. We intend to hire an engineer, a land specialist and a geologist to meet our technical requirements associating with a potential development stage exploration project. There is no guarantee that we can attract and retain our proposed personnel. Also, there are many factors, described in detail under the section "Risk Factors", that may adversely affect our ability to begin and sustain profitable operations.

We are an exploration stage company. All our mining activities are at the exploration stage and there is no assurance that the Crimson Queen Property contains a commercially exploitable quantity of gold. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining the property is determined. We plan to undertake such further exploration, however we anticipate that we will require significant additional financing in order to do so, and there is no assurance that we will be able to obtain the necessary financing in the future. Even if we do obtain the financing, there is no assurance that further exploration will result in a final evaluation that significant mineral deposits exist at the property or any other properties that we may acquire. We anticipate spending approximately $850,000 in our operations and exploration expenses over the next 12 months, beginning June 2008.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We do not anticipate generating revenues in the near future even if an exploration program indicates that a mineral deposit may exist on any of our potential properties. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

The Offering

The 320,000 common shares registered under this Prospectus will represent approximately 1.0% of our issued and outstanding stock. Both before and after the offering, our sole director and officer, Tom Alexiou, will control us. As of May 9, 2008, Tom Alexiou owns, or has control over, 25,000,000 of our common shares representing approximately 67.5% of our issued common stock. After the offering, assuming that Tom Alexiou sells all 40,000 shares he is registering under this Prospectus, Mr. Alexiou will still own, or have control over, approximately 67.4% of our issued and outstanding common stock.

Securities Offered:

Up to 320,000 common shares offered by the 39 selling shareholders (including 40,000 common shares owned by First Centerline Investments Ltd., a company controlled by Tom Alexiou, our sole director and officer).

Initial Offering Price:

The $0.40 per share initial offering price of our common stock was determined by our Board of Directors, based on several factors including our capital structure, the background of our management and our latest private placement of shares on February 19, 2008 at which time we issued a total of 40,000 shares at a price of $0.40 per share. The selling shareholders will sell at an initial price of $0.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Shares to be Sold in this Offering:	None
Securities Issued and to be Issued:

34,040,000 shares of common stock are issued and outstanding as of May 9, 2008. We have no outstanding warrants, options, or other derivative securities. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to FINRA’s OTC Bulletin Board for the trading of our common stock. Spartan Securities, a market maker, has agreed to make the application on our behalf. This process takes usually takes at least three months and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on FINRA’s OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:	We will not receive any proceeds from the resale of the common stock by the selling shareholders.

Financial Condition

All of the references to currency in this filing are to US Dollars, unless otherwise noted.

From inception to December 31, 2007, we have incurred a net loss of $5,333. Our working capital surplus was $42,167 as of December 31, 2007. Despite our liquidity, our auditors have stated in their review of our annual financial statements dated December 31, 2007 that the fact that we have not generated any revenue, have had an accumulated loss since inception and will need additional equity financing to begin realizing its business plan, raises substantial doubt about our ability to continue as a going concern.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under the section entitled "Management’s Discussion and Analysis of Financial Position" below and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

Accumulated from October 19, 2007 (date of inception) to December 31, 2007 ($)
Revenue	0
Expenses	5,333
Net Loss	(5,333)
Loss per share	Nil

Balance Sheet Data

December 31, 2007 ($)
Working Capital Surplus	42,167
Total Assets	47,503
Total Liabilities	5,336

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock. This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Operating Results

1. If we do not obtain additional financing, our business plan will fail, which could prevent us from becoming profitable.

As of December 31, 2007, we had cash in the amount of $47,491 in our bank accounts. We plan to spend approximately $850,000 on our operations and exploration activities during the twelve months beginning March 2008, which includes amounts we plan to spend in exploring the Crimson Queen Property, additional amounts we intend to spend on acquiring other mineral properties, and all of our general and administrative expenses. Based on our cash position as of December 31, 2007, we will require additional financing in the approximate amount of $803,000 in order to complete our plan of operations for the next twelve months. We intend to carry out additional capital raising activities in late 2008. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of gold, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

2. There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of operating revenues as at December 31, 2007; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

3. Changes in the market price of gold and other metals, which in the past has fluctuated widely, will affect our operations and could cause us to cease operations.

Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our current or future properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including the relative strength of the U.S. dollar and certain other currencies, interest rates, and supply and demand for jewelry and industrial products containing metals.

We cannot predict the effect of these factors on metal prices. Gold prices have fluctuated during the last several years. The price of gold during 2007 has had a high of $841 and a low of $608 A decrease in the market price of gold and other metals could affect the commercial viability of our current or future properties and our anticipated development and production assumptions. Lower gold prices could also adversely affect our ability to finance future development and could cause us to cease operations. There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve.

4. Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail, and you could lose your entire investment.

We have not yet started exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of gold or other valuable minerals on our mineral claim. You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of gold or other minerals in any our mineral claim. In such a case, we may be unable to continue operations, and you could lose your entire investment.

5. Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral claim, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

6. If we discover commercial reserves of gold on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claim into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our current mineral property does not contain any known bodies of ore. If our exploration program is successful in establishing ore of commercial tonnage and grade on our mineral claim, we will require additional funds in order to advance the mineral claim into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and we may be unable to generate revenues.

7. As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations as contained in the US and the State of Nevada as we carry out our exploration program. We will be required to prove our compliance with environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety of the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. We will also be required to pay mining taxes to the US government. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

8. We face competition from other mining companies for access to mining equipment, crews and geologists. Our inability to obtain labor and equipment could prevent us from completing our exploration program, which could prevent us from achieving revenues.

We plan to complete an exploration program for which we will need drill rigs and other equipment, contract geologists, and crews to operate the equipment. We have not yet entered into any agreements with services companies to provide us access to a drilling rig or a drilling crew in Nevada. We face competition from other mining companies for access to mining equipment, crews and geologists. Currently, in the US, there are large numbers of companies competing to obtain the services of rigs and crews. There are inadequate rigs to meet the demand and the owners of the rigs often give preference to larger drilling programs than that which we plan to carry out. If we are unable to obtain mining equipment and labor on commercially reasonable terms, this could increase our operating costs. If we are unable to obtain mining equipment or labor we will not be able to complete our exploration program and we may not be able to achieve revenues.

9. We face strong competition from other mining companies for the acquisition of new properties. If we are unable to acquire new properties, we may not be able to generate significant revenues.

We intend to replace and expand by acquiring new properties. In addition, there is a limited supply of desirable mineral lands available in the US and Canada and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable. If we are unable to acquire new properties, we may not be able to generate significant or any revenues.

10. Since our executive officers do not have any significant training and/or experience in the oil and gas industry, our financial results could suffer irreparable harm as a result of their decisions and choices.

Tom Alexiou, our sole officer and director, does not have any significant training or experience in acquiring and operating an gold mining interest or exploring for a mining property. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard engineering or managerial approaches mining companies commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Risks Associated with this Offering

11. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. We cannot assure you that there will be a market in the future for our common stock. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. You may not be able to sell your shares at your purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares your purchase from the selling shareholders.

12. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13. Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

14. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in our shares.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our shares will need to come through appreciation of our stock’s price.

15. As our business assets and our director and officer are located in Canada; you may be limited in your ability to enforce US civil actions against our assets or our director and officer. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our business assets are located in Canada and our director and officer is a resident of Canada. Consequently, it may be difficult for US investors to effect service of process within the US upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

16. Because our sole director and officer will control more than 50% of the outstanding shares before and after this offering, he will retain control of us and will be able to decide who will serve as directors and You may not be able to remove him as our director or officer which could prevent us from becoming profitable.

Tom Alexiou, our President, Chief Executive Officer, Chief Financial Officer, and sole director, controls 25,000,000 common shares, which is approximately 65% of our issued and outstanding common shares. Even after the offering, if all 40,000 shares under his control being registered in this Prospectus are sold, he will own 24,955,000 shares, which would be approximately 65% of our issued and outstanding common shares. Because Tom Alexiou will continue to control more than 50% of our issued common stock after the offering, he will have significant influence over the election of directors and control of our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If Tom Alexiou fails to act in our best interests or fail to adequately manage us, you may have difficulty in removing him as an officer or director, which could prevent us from becoming profitable.

17. Our shareholders may face significant restrictions on the resale of our stock due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of stock to a state’s residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our stock will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our stock.

Investors should consider the resale market for our securities to be limited. You may be unable to resell your stock, or you may be unable to resell it without the significant expense of state registration or qualification.

Use of Proceeds

We will not receive any proceeds from the sale of our common stock offered through this Prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell at an initial price of $0.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.40 per share initial offering price of our common stock was determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  Our capital structure;
  the last sales price from our most recent private offerings of 40,000 shares of our common stock which was completed on February 19, 2008 at a price of $0.40 per share; and
  the background of our management.

Therefore, the $0.40 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of the shares of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop. We intend to apply to the OTC Bulletin Board for the trading of our common stock upon this Prospectus becoming effective. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this Prospectus.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.40 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution

All of the 320,000 shares of common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Selling Shareholders

The 39 selling shareholders are offering 320,000 shares of common stock already issued, which they obtained as part of the following share issuances:

  On December 12, 2007, we issued 25,000,000 shares of our common stock to First Centerline Investments Ltd., a Nevada corporation controlled by our sole director and officer, Tom Alexiou, at $0.0015 per share for cash proceeds of $37,500. These securities were issued without a prospectus pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”).
  On January 30, 2008, we issued 12,000,000 shares of our common stock to six investors, at $0.0025 per share for cash proceeds of $30,000. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.
  On February 19, 2008, we issued 40,000 shares of our common stock to 32 investors at $0.40 per share for cash proceeds of $16,000. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On April 28, 2008, we entered into agreements with our 6 investors who purchased an aggregate of 12,000,000 shares of our common stock, to cancel an aggregate of 3,000,000 shares of our common stock; 500,000 shares of our common stock per investor. In consideration, we agreed to register an aggregate of 240,000 shares of our common stock held by the 6 investors; 40,000 shares of our common stock per investor with 30 days. Our management decided that the cancelation of these shares would benefit the company by decreasing the amount of shares which were sold at a very low price.

  Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” Each offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

  Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

  Of the above described issuances, 320,000 common shares are being registered by the selling shareholders. The selling shareholders will sell at an initial price of $0.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. 40,000 shares that are being registered are controlled by our director, President, CEO and CFO.

  The following table provides as of May 9, 2008 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

    the number of shares owned by each prior to this offering;
    the total number of shares that are to be offered for each;
    the total number of shares that will be owned by each upon completion of the offering;
    the percentage owned by each; and
    the identity of the beneficial holder of any entity that owns the shares.

			Maximum		Percentage
	Shares Owned		Numbers	Beneficial	Owned upon
Name of Selling	Prior to this	Percent	of Shares	Ownership	Completion
Shareholder	Offering (1)	(%)	Being	After	of the
	(#)		Offered	Offering (#)	Offering
			(#)		(%)
Andy Alexiou (2)	1,750	(3)	1,750	0	0
Fotios Alexiou (2)	1,500,000	4.4	40,000	1,460,000	4.3
Manny Alexiou (2)	1,500,000	4.4	40,000	1,460,000	4.3
Dimitri Angelopoulos (4)	1,000	(3)	1,000	0	0
Mary Angelopoulos (4)	1,250	(3)	1,250	0	0
Peter Angelopoulos (4)	1,500	(3)	1,500	0	0
Luis Barbero	1,250	(3)	1,250	0	0
George Beris	1,500,000	4.4	40,000	1,460,000	4.3
Max Chieffallo	1,250	(3)	1,250	0	0
Gary Courcy	1,250	(3)	1,250	0	0
Mike Ebner	750	(3)	750	0	0
Martin Farrell	1,500	(3)	1,500	0	0
First Centerline Investments Ltd. (5)	25,000,000	67.5	40,000	24,960,000	67.4
Michael Giannias	1,250	(3)	1,250	0	0
Catherine Suzanne Gill	750	(3)	750	0	0
Brian Gillstrom	1,250	(3)	1,250	0	0
Tod Hunter	1,000	(3)	1,000	0	0
Tammy Lam	1,000	(3)	1,000	0	0
Steve Loukas	750	(3)	750	0	0
Maria Laura Martinez	1,500	(3)	1,500	0	0
Celine McCabe	1,750	(3)	1,750	0	0
Doug McLean	1,000	(3)	1,000	0	0
Dawn Merritt	1,000	(3)	1,000	0	0
Brian Millar	1,750	(3)	1,750	0	0
Stewart Palmer	750	(3)	750	0	0
Chris Pappas (6)	750	(3)	750	0	0
George Pappas (6)	750	(3)	750	0	0
Panagiotis Pappas (7)	1,250	(3)	1,250	0	0
Cameron Park	1,750	(3)	1,750	0	0
Stephen Partridge	1,000	(3)	1,000	0	0
Mayuko Peerless	1,500	(3)	1,500	0	0
James Plett	1,500,000	4.4	40,000	1,460,000	4.3
Mark Polley	1,500	(3)	1,500	0	0
Sina Sokhanvar	1,750	(3)	1,750	0	0
Zoe Spiropoulos	1,250	(3)	1,250	0	0
Gerard Suave	1,500,000	4.4	40,000	1,460,000	4.3
Beata Zemkova	1,750	(3)	1,750	0	0
Peter Zerbinos (8)	1,500	(3)	1,500	0	0
George Zerbinos (8)	1,500,000	4.4	40,000	1,460,000	4.3
TOTALS	34,040,000		320,000	33,720,000

  (1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholders have sole or shared voting power or investment power and also any shares which the selling stockholders have the right to acquire within 60 days.

  (2) Andy Alexiou, Fotios Alexiou, Manny Alexiou and Tom Alexiou are siblings. Tom Alexiou is our director, President, Chief Executive Officer and Chief Financial Officer

  (3) Less than 1%.

  (4) Dimitri Angelopoulos, Mary Angelopoulos, Peter Angelopoulos are siblings.

  (5) Tom Alexiou, our director, President, Chief Executive Officer and Chief Financial Officer owns and controls First Centerline Investments Ltd., and is the beneficial owner of all of our shares owned by First Centerline Investments Ltd.

  (6) Chris Pappas and George Pappas are brothers

  (7) Panagiotis Pappas is not related to Chris Pappas and George Pappas.

  (8) Peter Zerbinos and George Zerbinos are siblings.

  Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders will sell shares of common stock not being offered in this Prospectus or will purchase additional shares of common stock, and assumes that all shares offered are sold.

  The percentages are based on the 34,040,000 shares of common stock outstanding on May 9, 2008.

  Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

  None of the selling security holders are registered broker-dealers or affiliates of registered broker-dealers.

  Plan of Distribution

  We are registering the common stock on behalf of the selling shareholders. The 320,000 shares of our common stock can be sold by the selling shareholders at an initial price of $0.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

  The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

    on such public markets as the common stock may be trading;
    in privately negotiated transactions;
    in any combination of these methods of distribution.

  The sales price to the public may be:

    offered at the initial price of $0.40 per share until a market develops;
    the market price prevailing at the time of sale;
    a price related to such prevailing market price; or
    such other price as the selling shareholders determine.

  We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

  The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

    not engage in any stabilization activities in connection with our common stock;
    furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
    not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

  No public market currently exists for our shares of common stock. We intend to apply to the OTC Bulletin Board for the quotation of our common stock. In order for us to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. Spartan Securities has agreed to make an application to the OTC Bulletin Board on our behalf. This process takes at least 3 months.

  Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock. However, there is no assurance that we can be quoted on the OTC Bulletin Board.

  None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

  The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

  The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of the shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

  Regulation M

  During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

  Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

  In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

  Penny Stock Rules

  The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

    contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
    contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
    contains a toll-free telephone number for inquiries on disciplinary actions;
    defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
    contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

  The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

    with bid and offer quotations for the penny stock;
    the compensation of the broker-dealer and its salesperson in the transaction;
    the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
    monthly account statements showing the market value of each penny stock held in the customer's account.

  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

  Description of Securities to be Registered

  Our authorized capital stock consists of 150,000,000 common shares, $0.00001 par value and 20,000,000 preferred shares, par value $0.00001.

  Common Stock

  As of May 9, 2008, we have 34,040,000 shares of our common stock outstanding. We do not have any outstanding warrants, options, or other convertible securities. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to stockholders.

  The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

  Voting Rights

  Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

  Dividend Policy

  Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for dividends. Since our inception to May 9, 2008 no dividends have been declared.

  We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

  Preferred Stock

  We are authorized to issue up to 20,000,000 shares of $0.00001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Bylaws, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

  Interests of Named Experts and Counsel

  No expert named in the registration statement as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with the registration statement), or (b) counsel for the registrant, underwriters or selling security holders named in the prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement or that part of the registration statement to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries or was connected with the registrant or any of its parents or subsidiaries as a promoter, underwriter, voting trustee, director, officer, or employee.

  Accountants

  Our audited Financial Statements for the year ended December 31, 2007 have been included in this Prospectus in reliance upon Kempisty & Company, Independent Registered Public Accounting Firm, as experts in accounting and auditing.

  Description of Business

  Overview

  We are incorporated in the State of Nevada as of October 19, 2007. We are a new and unestablished mineral exploration and development company with a focus on gold. Our long term aim is to identify and either purchase or option mineral interests in various gold prospects with a view to exploring them, and if a commercially viable ore body is found, extracting gold from the same and generating a profit either alone or by forming joint ventures with other companies who have greater resources than our own.

  Our geographic focus is North America. Currently, our sole mining asset is a mineral claim commonly known as the Crimson Queen Property. The property is comprised of approximately 20 acres of land located in the Sunset Mining District, Nevada, USA.

  Development of Business

  Since our inception in October 2007 we have been involved primarily in organizational activities. We have built a management team, acquired an option to purchase a mineral property, retained the services of a geologist to produce a report on the property, reviewed exploration strategies, raised capital, and retained experts in law and accounting.

  The following table outlines our business development activities to date.

Month	Milestone Achieved
October 2007	Retained legal representation
Incorporated and set up our company
appointed our President, CEO and CFO, Tom Alexiou
Began search for mineral properties

November 2007	Identified potential early stage exploration properties
opened our bank accounts
entered into preliminary negotiations relating to mineral properties

December 2007	raised additional capital

January 2008	raised further capital
purchased an option to acquire 100% interest in the Crimson Queen Property retained our accountants

February 2008	completed our financial statements
Retained Kempisty & Co as auditors
Began preparation of this registration statement

March 2008	continued work on audit and registration statement

April 2008	completed audit and this registration statement

  Crimson Queen Property

  On January 30, 2008 we entered into an option agreement with Multi Metal Mining Corp., pursuant to which we purchased an option to acquire an undivided 100% interest in a gold prospect property commonly known as the Crimson Queen Property. The option we purchased give us the right to explore, mine and produce all minerals lying beneath the surface of the property and to acquire an undivided 100% interest upon the payment of an aggregate sum of $256,000 and the issuance of 1,000,000 shares of our common stock. As of March 18, 2008 we paid the initial purchase price of $6,000. We are also required to pay annual fees to the State of Nevada of approximately $125 per year.

  The Crimson Queen Property is located in the Sunset Mining District within the southwestern corner of the State of Nevada, U.S.A. The Crimson Queen Property comprises of one located claim, the Crimson Queen Lode Claim, with an area of 20 acres. Production from mines of the Sunset Mining District was primarily from the Lucy Grey mine, located within one mile of the Crimson Queen Lode Claim, where mineralization is reported as gold, silver, lead, and zinc within a breccia pipe in Precambrian gneiss. The minerals are concentrated in secondary fractures which cut the quartz veins.

  The mineralization on the Crimson Queen Lode Claim is not known, however, the indicated prospect pits within the Claim may have explored mineralization gold, silver, lead, and copper hosted by fractures within a breccia pipe of the Precambrian gneiss as at the nearby Lucy Grey mine. We plan to conduct a two phased exploration program of geophysical and geochemical surveys, trenching, sampling, and diamond drilling to explore for, and delineate potentially economic mineral zones on the Crimson Queen Lode Claim. The estimated costs are $ 300,000. See the section “Description of Property” for detailed information about the property.

  Exploration Program

  Our plan of operations is to carry out exploration of the Crimson Queen Property. Additionally we plan to acquire other selective early stage gold properties in the United States or Canada. We intend to primarily explore for gold, but if we discover that our mineral property holds potential for other minerals that our management determines are worth exploring further, then we will explore for those other minerals. Our specific exploration plan for our mineral property, together with information regarding the location and access, history of operations, present condition and geology of property, is presented in the section of this Prospectus entitled “Description of Property.” We have not yet commenced our exploration program and when we do its completion may not result in a determination that our property contains commercially exploitable quantities of mineralization.

  Our exploration program will be directed by our management. We will engage geologists as consultants to oversee our exploration activities and other contractors to carry out our exploration program. We have not yet retained any geologist consultants or other necessary contractors. We plan to engage project geologists, geochemical sampling crews and drilling companies as contractors, depending on the specific exploration program of the property. Our budget for the exploration program is set forth in the section of this Prospectus entitled “Description of Property.” We plan to solicit bids from drilling companies prior to selecting a drilling company to complete a drilling program. We anticipate paying normal industry rates for core drilling.

  We plan to complete the first phase of our exploration program in the summer of 2008 and the second phase in the spring of 2009. Key factors that could delay completion of our exploration program beyond the projected timeframes include the following:

(a)	poor availability of drill rigs due to high demand;

(b)	adverse weather; and

(c)	our inability to obtain sufficient funding.

  We estimate the total expenses will be approximately $300,000 for our two phased exploration program. Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;

(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in the areas of our mining interests; and

(c)	increased drill rig and crew rental costs due to high demand in the areas of our mining interests.

  Our Board of Directors will make determinations regarding whether to proceed with additional exploration of our mineral property, based on the results of the preliminary exploration that we plan to undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

  We plan to continue exploration of our mineral claim as long as the results of the geological exploration that we complete continue to indicate further exploration of our mineral claim is warranted and we are able to obtain the additional financing necessary to enable us to continue exploration. If our exploration activities result in an indication that our mineral property contains a potentially commercially exploitable quantity of gold or other precious metal, then we would attempt to complete feasibility studies on the property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claim would be commercially feasible even if our initial exploration program shows evidence of mineralization.

  If we determine not to proceed with further exploration of the Crimson Queen Property due to results from geological exploration that indicate further exploration is not recommended, or due to our lack of financing, we intend to pursue and acquire additional interests in new mineral resource properties in the US or Canada. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct mineral exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

  Competition

  We are a new and un-established mineral exploration company. We compete with other mineral resource exploration companies, both junior and senior, for limited financing and for the acquisition of limited new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

  We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

  Our competitive strengths include the personal relationships of our officers and their operational expertise in managing the risks associated with mineral exploration. We believe these strengths will assist us with the acquisition and exploration of new mineral claims in the future.

  Government Regulations

  The operation of mines is governed by both federal and state laws. The Crimson Queen Property is administered by the United States Department of Interior, Bureau of Land Management (“BLM”) in Nevada. In general, the federal laws that govern mining claim location and maintenance and mining operations on Federal Lands, including the Crimson Queen Property, are administered by the BLM. Additional federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply.

  The State of Nevada likewise requires various permits and approvals before mining operations can begin, although the state and federal regulatory agencies usually cooperate to minimize duplication of permitting efforts. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The Nevada Division of Environmental Protection (NDEP) is the state agency that administers the reclamation permits, mine permits and related closure plans on the project. Local jurisdictions may also impose permitting requirements, such as conditional use permits or zoning approvals.

  Mining activities at the Crimson Queen Property are also subject to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act,

  CERCLA (as defined below), the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Nevada state laws governing the discharge of pollutants and the use and discharge of water. Various permits from federal and state agencies are required under many of these laws. Local laws and ordinances may also apply to such activities as waste disposal, road use and noise levels.

  We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

  The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. We are unaware of any reason why our properties would currently give rise to any potential liability under CERCLA. We cannot predict the likelihood of future liability under CERCLA with respect to our property or surrounding areas that have been affected by historic mining operations.

  Under the Resource Conservation and Recovery Act (RCRA) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.

  Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions. Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the State” are regulated by the National Pollution Discharge Elimination System (NPDES) program. Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into “Waters of the United States,” including wetlands. Stormwater discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations.

  The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards. It merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An “Environmental Assessment” (EA) may be adequate for smaller projects. An “Environmental Impact Statement” (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.

  The Endangered Species Act (ESA) is administered by the U.S. Fish and Wildlife Service of the U.S. Department of Interior. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. The term “threatened” under such statute means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. We currently are unaware of any endangered species issues at our project that would have a material adverse effect on our operations. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.

  U.S. federal and state reclamation requirements often mandate concurrent reclamation and require permitting in addition to the posting of reclamation bonds, letters of credit or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds or letters of credit to fund expenditures for reclamation requirements. Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. We are committed to maintaining all of our financial assurance and reclamation obligations.

  The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, that are suspected of contributing to global warming. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil and natural gas, are examples of greenhouse gases regulated by the Kyoto Protocol. Although the United States is not participating in the Kyoto Protocol, the current session of Congress is considering climate change legislation, with multiple bills having already been introduced that proposed to restrict greenhouse gas emissions. Also, several states, although not those in which our properties are located, have already adopted regulatory initiatives or legislation to reduce emissions of greenhouse gases. For example, California recently adopted the “California Global Warming Solutions Act of 2006,” which requires the California Air Resources Board to achieve a 25% reduction in emissions of greenhouse gases from sources in California by 2020. Additionally, on April 2, 2007, the U.S. Supreme Court issued its decision in Massachusetts, et al. v. EPA, holding that the Federal Clean Air Act provides EPA with the authority to regulate emissions of carbon dioxide and other greenhouse gases from mobile sources. The Supreme Court also determined that EPA had failed to provide an adequate statutory basis for its refusal to regulate greenhouse gases from such sources. The Supreme Court reversed a decision rendered by the U.S. Circuit Court of Appeals for the District of Columbia and remanded the case to the Circuit Court for further proceedings consistent with its ruling, which will presumably require EPA to determine whether greenhouse gases from mobile sources present an endangerment to public health or welfare. Passage of climate control legislation by Congress or a determination by EPA that public health or welfare is endangered by emission of carbon dioxide from mobile sources may result in federal regulation of carbon dioxide emissions and other greenhouse gases.

  We believe that we are currently in compliance with the statutory and regulatory provisions governing our operations. We hold or will hold all necessary permits and other authorizations to the extent that our current or future claims and the associated operations require them. During the initial phases of our exploration program there will not be any significant disturbances to the land or environment and hence, no government approval is required.

  However, we may do business and own properties in a number of different geographical areas and are therefore subject to the jurisdictions of a large number of different authorities at different countries. We plan to comply with all statutory and regulatory provisions governing our current and future operations. However, these regulations may increase significant costs of compliance to us, and regulatory authorities also could impose administrative, civil and criminal penalties for non-compliance. At this time, it is not possible to accurately estimate how laws or regulations would impact our future business. We also can give no assurance that we will be able to comply with future changes in the statutes and regulations.

  As we do not know the extent of the exploration program that we will be undertaking, we can not estimate the cost of the remediation and reclamation that will be required. Hence, it is impossible at this time to assess the impact of any capital expenditures on earnings or our competitive position in the event that a potentially economic deposit is discovered.

  If we are successful in identifying a commercially viable ore body and we are able to enter into commercial production, due to the increased environmental impact, the cost of complying with permit and environmental laws will be greater than in the previous phases.

  Research and Development Expenditures

  We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration program are summarized under the section of this Prospectus entitled “Liquidity and Capital Resources.”

  Employees

  As of May 9, 2008, we have no part time or full time employees. Tom Alexiou, our director, President, CEO and CFO, works part time as an independent contractor and work in the areas of business development and management. He currently contributes approximately 15 hours a week to us. We currently engage independent contractors in the areas of accounting, auditing and legal services.

  Over the next 12 months, we anticipate that we will add consultants in the areas of mining expertise, capital raising, business development, investor relations and other services.

  Intellectual Property

  We have not filed for any protection of our trademark. We did not own any intellectual property.

  Reports to Security Holders

  Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

  The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

  Description of Property

  Our principal executive offices are located at 7251 W. Lake Mead Blvd, Suite 300

  Las Vegas NV 89128. Our telephone number is 702-562-4308. We pay approximately $250 per month for use of this space and this gives us full phone and fax service as well as the use of the office for 16 hours per month. Our President also works from home.

  Crimson Queen Property

  1. Location and Access

  The Crimson Queen Property, comprising approximately 20 acres, is located in the Sunset Mining District, Nevada and was filed in the Clark County recorder’s office in Las Vegas on December 7, 2007 as Instrument 20071207-0002344 and 20071207-0002345, File 081 Page 0019 in the official records book T20070212450. The Crimson Queen Property is located within Township 27S & 28S, Range 60E, Sections 6 & 31 in the Sunset Mining District of Clark County, Nevada.

  The Crimson Queen Property is situated midway through the approximate 14 mile Lucy Grey Mountain Range, a north-south trending range of mountains with crests reaching elevations up to 2,500 feet. The claim covers the eastern slopes of a northerly trending ridge and extends southward into a bisected east-west trending valley at the location of the 4-wheel drive access road. Topography on the claim is moderate with an elevation of 990 feet within the valley in the southwest to an elevation of 1,050 feet at the uppermost northwestern portion of the claim.

  Access from Las Vegas, Nevada to the Crimson Queen Property is southeastward to Boulder City, thence southward via Highway 95 to Searchlight, thence westward via Highway 164 to Crescent from where a sub-standard (4-wheel drive) road is taken northward to the Crimson Queen Property. The entire distance from Las Vegas to the Crimson Queen Property is approximately 83 miles.

CICERO RESOURCES CORP.

HUMBOLDT
ELKO
PERSHING
WASHOE
CHURCHILL
LANDER
EUREKA
WHITE PINE
Reno
Fallon
Austin
Carson City
DOUGLAS
LYON
MINERAL
Hawthorne
NEVADA
NYE
Tonopah
ESMERALDA
LINCOLN
CLARKE
LAS VEGAS
CRIMSON QUEEN
LODE MINING
CLAIM
KILOMETRES
0
100
MILES
50
200

Figure 1. LOCATION MAP

  2. Ownership Interest

  On January 30, 2008 we entered into an option agreement with Multi Metal Mining Corp., pursuant to which we purchased an option to acquire an undivided 100% interest in the Crimson Queen Property. The rights we purchased give us the right to explore, mine and produce all minerals lying beneath the surface of the property and to acquire an undivided 100% interest upon the payment of an aggregate sum of $250,000 and the issuance of 1,000,000 shares of our common stock. If we choose to exercise our option fully, Multi Metal Mining Corp will retain the rights to a net smelter return of 5%. The initial price paid to Multi Metal Mining Corp., pursuant to the option agreement was $6,000. In order to fully exercise the option to purchase 100% of Multi Metal Mining Corp’s interest in the Crimson Queen Property, we must pay an additional $50,000 by January 30, 2009 and $200,000, as well as issue 1,000,000 shares of our common stock by January 30, 2010. We must pay $125 per year to the State of Nevada in order to keep the Crimson Queen Property in good standing.

  3. History of Previous Operations

  The Sunset Mining District was established in 1867 within an area comprised of a group of hills (Lucy Grey Range) of relatively low relief about 16 miles south of Jean, Nevada in the extreme southern part of T. 27S., R. 60E. The Sunset Mining District is south of the Goodsprings Mining District which ranks second only to Tonopah in total Nevada lead and zinc production. In the Sunset Mining District the Lucy Grey mine, the District’s chief and only producing property, did not begin operation until 1905. Total production from the Lucy Grey mine is estimated at $50,000, principally in gold with lesser amounts of silver, lead, and copper.

  There is no recorded production from the ground covered by the Crimson Queen Property; however, inclusive prospect pits indicate the exploration of mineralized zones.

  4. Present Condition of Property and Current State of Exploration

  We have not yet commenced exploration of the Crimson Queen Property. We intend to use a phased exploration approach by which the results of each phase will determine the nature and level of activities for the next.

  As a result of the large surface area of the claim, our initial plan of exploration is to carry out early stage geophysics, mapping, sampling and drill programs on the claim to bring it to a level of knowledge where it can be joint-ventured or sufficient funding can be raised to complete feasibility studies.

  In particular, over the next 12 months beginning July 2008, we intend to carry out the following actions with respect to the Crimson Queen Property:

Description of Phase of Exploration	Description of Exploration Work Required	Estimated Expenses ($)
First Phase	VLF-EM and magnetometer surveys	8,000
	Localized soil surveys, trenching and sampling over indicated mineralized zones	12,500
	Complete diamond drilling of approximately 5 new holes to confirm prior exploration results and delineate ore body.	55,000
	Continue to seek out old reports and drill data to enhance the value of the existing property.	5,000
Second Phase	If results from the first phase of drilling are good, we will continue with a second and more intensive drilling phase, which will include drilling to test for mineralization at depth.	200,000
	Stake out new claims.	10,000
	Conduct survey and drilling evaluation of newly acquired claims.	10,000

  The anticipated timetable and estimated budget for completion for each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Expenses ($)
First Phase	Fall 2008	80,500
Second Phase	Spring 2009	220,000
TOTAL		300,500 (1)

  (1) All costs and timings are estimates only, and these may change dramatically depending on unforeseen circumstances arising at each stage of the exploration program.

  5. Geology

  Only two varieties of intrusive rocks are known in the district. The most abundant is granite porphyry which forms three large sill-like masses. The sills generally lie near major thrust faults and are thought to have been emplaced along breccia zones at the base of the upper plate of the thrust fault. Locally, small dikes of basaltic composition and uncertain age have been encountered in some of the mine workings.

  The region reveals a record of folding, thrust faulting and normal faulting. Folding began in the early Jurassic period, resulting in broad flexures in the more massive units and tight folds in the thinly bedded rocks. The thrust faults in the district are part of a belt of thrust faulted rocks, the Foreland Fold and Thrust Belt that stretches from southern Canada to southern California.

  In the Goodsprings District proximally north of the Sunset Mining District, where the Crimson Queen Property lies, the ore deposits can at best be characterized as enigmatic. They appear to fall into two distinct types, which may or may not be related, gold-copper deposits and lead-zinc deposits. Gold-copper deposits are clearly related to sill-like masses of granite porphyry. All existing mines worked the contact between the intrusive and surrounding sedimentary rocks. Gold occurred in both the intrusive and the carbonate wall rocks. It appears any carbonate unit was a suitable host.

  The lead-zinc deposits are often distant from intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults. Unlike the gold deposits, the productive lead-zinc deposits are restricted to the Monte Cristo Formation.

  Mineralogy of gold-copper deposits consists of native gold, pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. Lead-zinc deposits are comprised of hydrozincite, calamine, smithsonite, cerrusite, anglesite, galena and iron oxides. The rather unusual mineralogy of the district is due to the great depth of surface oxidation, exceeding 600 feet.

  Typical sulfides such as chalcopyrite, sphalerite and pyrite have been partially or completely altered to more stable hydrated carbonates and sulfates. Only the highly insoluble lead sulfide, galena has successfully resisted surface oxidation.

  Primary alteration is difficult to characterize, but again appears to differ for gold-copper deposits and lead-zinc deposits. Gold-copper ores have been extensively sericitized and kaolinized, altering the host pluton to a rock that can be mined through simple excavation with little or no blasting. The rock is so thoroughly altered it decrepitates on exposure to the atmosphere. On the other hand, lead-zinc deposits appear to be characterized by dolomitization and minor silicification.

  The mineralization on the Crimson Queen Property is not known, however, the indicated exploratory workings within the Claim may have explored mineralization gold, silver, lead, and copper hosted by fractures within a breccia pipe of the pre-cambrian gneiss as at the nearby Lucy Grey mine.

  Glossary of Technical Terms

Term	Definition
Breccia	a rock formed from fragments of pre-existing rock in which the gravel-sized particles are angular in shape and make up an appreciable volume of the rock.
Breccia pipes	a circular, chimney-like mass of highly fragmented rock resulting from the subsidence of large rock segments into a void created by solution activity in a lower formation.
Cretaceous	The Cretaceous Period is one of the major divisions of the geologic timescale, reaching from the end of the Jurassic Period (i.e. from 145.5 ± 4.0 million years ago (Ma)) to the beginning of the Paleocene epoch of the Tertiary Period (about 65.5 ± 0.3 Ma).
Dolomite	the name of a sedimentary carbonate rock and a mineral, both composed of calcium magnesium carbonate CaMg(CO3)2 found in crystals.
Diamond drill	a rotary type of rock drill that cuts a core of rock and is recovered in long cylindrical sections, two centimeters or more in diameter.
Geochemical survey	a sampling program focusing on trace elements that are commonly found associated with mineral deposits. Common trace elements for gold are mercury, arsenic, and antimony.
Geophysical	the study of the earth by quantitative physical methods.
Hydrozincite	a white carbonate mineral, also known as zinc bloom, consisting of Zn5(CO3)2(OH)6.
Igneous rocks	rocks formed by solidification of cooled magma (molten rock), with or without crystallization, either below the surface as intrusive (plutonic) rocks or on the surface as extrusive (volcanic) rocks.

Jurassic	The Jurassic Period is a major unit of the geologic timescale that extends from about 199.6 ± 0.6 Ma (million years ago) to 145.4 ± 4.0 Ma, the end of the Triassic to the beginning of the Cretaceous.
Magnetometer	a scientific instrument used to measure the strength and/or direction of the magnetic field in the vicinity of the instrument.
Earth's magnetism varies from place to place and differences in the Earth's magnetic field (the magnetosphere) can be caused by two things:
The differing nature of rocks;
The interaction between charged particles from the sun and the magnetosphere.
mya	"m.y.a." is an abbreviation for "million years ago".
Oxide	mineralized rock in which some of the original minerals have been oxidized (i.e., combined with oxygen). Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.
Pre-Cambrian	The Pre-Cambrian is an informal name for the supereon comprising the eons of the geologic timescale that came before the current Phanerozoic eon. It spans from the formation of Earth around 4500 Ma (million years ago) to the evolution of abundant macroscopic hard-shelled animals, which marked the beginning of the Cambrian, the first period of the first era of the Phanerozoic eon.
Phanerozoic Eon	the current eon in the geologic timescale, and the one during which abundant animal life has existed. It covers roughly 545 million years and goes back to the time when diverse hard-shelled animals first appeared.
Pluton	an igneous intrusion.
Porphyry	a rock containing relatively large conspicuous crystals, especially feldspar, in a fine-grained igneous matrix.
Quartz Veins	regularly shaped and lengthy occurrences of mineralization, along with pyrrhotite, galena and other minerals. Pyrrhotite is a brownish iron sulfide mineral having weak magnetic properties. Galena is a mineral containing mainly lead sulfide that is blue-gray in color.
Smithsonite	zinc carbonate ZnCO3, a mineral ore of zinc.
Strata	layers of sediment or layers of sedimentary rock.
Sphalerite	Sphalerite ((Zn,Fe)S) is a mineral that is the chief ore of zinc. It consists largely of zinc sulfide in crystalline form but almost always contains variable
Tertiary	The Tertiary geological time interval covers roughly the time span between the demise of the non-avian dinosaurs and beginning of the most recent Ice Age, approximately 65 million to 1.8 million years ago.

  Legal Proceedings

  We are not aware of any pending or threatened legal proceedings which involve us or any of our properties or subsidiaries.

  Market For Common Equity and Related Stockholder Matters

  Market Information

  Our common stock is not traded on any exchange. We intend to apply for quotation of our common stock on the OTC Bulletin Board, once our Prospectus has been declared effective by the SEC. However, we cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

  A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities has agreed to sponsor our securities and submit an application on our behalf to the OTC Bulletin Board upon effectives of this Prospectus. Even though we have secured a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board which would render us unable to develop a trading market for our common stock.

  We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

  Holders

  As of May 9, 2008, there were 39 holders of record of our common stock.

  Dividends

  To date, we have not paid any dividends on our common shares and do not expect to declare or pay any dividends on our common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

  Equity Compensation Plans

  As of May 9, 2008 we do not have any equity compensation plans in effect.

  Financial Statements

  Our audited financial statements as of December 31, 2007 follow, starting at page F-1.

  CICERO RESOURCES CORP.
  (An Exploration Stage Company)
  CONSOLIDATED FINANCIAL STATEMENTS

  DECEMBER 31, 2007

  KEMPISTY & COMPANY
  CERTIFIED PUBLIC ACCOUNTANTS, P.C.
  15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  Board of Directors
  Cicero Resources Corp.
  (An Exploration Stage Company)

  We have audited the accompanying balance sheet of Cicero Resources Corp. (an exploration stage company) (the “Company”) as of December 31, 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the period October 19, 2007 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cicero Resources Corp. at December 31, 2007 and the results of its operations and its cash flows for the period October 19, 2007 (date of inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss since inception of $5,333 and limited working capital. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from outcome of this uncertainty.

  Kempisty & Company
  Certified Public Accountants PC
  New York, New York
  April 17, 2008

Cicero Resources Corp. (An Exploration Stage Company) Balance Sheet (In US Dollars)

December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$ 47,491
Accounts receivable	12
Total current assets	47,503
Total Assets	$ 47,503
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$ 5,336
Total current liabilities	5,336
Stockholders' Equity
Preferred Stock, $0.00001 par value; authorized 20,000,000 shares, none issued and outstanding	-
Common Stock, $0.00001 par value; authorized 150,000,000 shares, issued (or in process of issuance) and outstanding 29,000,000 shares	290
Additional Paid- in Capital	47,210
Deficit accumulated during the exploration stage	(5,333)
Total stockholders' equity	42,167
Total Liabilities and Stockholders' Equity	$ 47,503

  The accompanying notes are an integral part of these financial statements.

Cicero Resources Corp. (An Exploration Stage Company) Statement of Operations (In US Dollars) For the period October 19, 2007 (date of inception) to December 31, 2007

Revenue	$ -
Costs and expenses
Bank charges and interest	9
Professional fees	5,324
Total expenses	5,333
Net Loss	$ (5,333)
Net loss per share
Basic and diluted	$ (0.00)
Weighted Average Shares Outstanding
Basic and diluted	7,054,794

  The accompanying notes are an integral part of these financial statements.

Cicero Resources Corp. (An Exploration Stage Company) Statement of Changes in Stockholder’s Equity (In US Dollars) For the period October 19, 2007 (date of inception) to December 31, 2007

				Deficit
				Accumulated
			Additional	During the
	Common Stock $0.00001 par value		Paid-in	Exploration
	Shares	Amount	Capital	Stage	Total
Common stock issued
December 2007 at $0.0015 per share	25,000,000	$ 250	$ 37,250	$ -	$ 37,500
December 2007 at $0.0025 per share	4,000,000	40	9,960	-	10,000
Net loss	-	-	-	(5,333)	(5,333)
Balance - December 31, 2007	29,000,000	$ 290	$ 47,210	$ (5,333)	$ 42,167

  The accompanying notes are an integral part of these financial statements.

Cicero Resources Corp. (An Exploration Stage Company) Statement of Cash Flows (In US Dollars) For the period October 19, 2007 (date of inception) to December 31, 2007

Cash Flows from Operating Activities
Net loss	$ (5,333)
Accounts receivable	(12)
Accounts payable and accrued liabilities	5,336
Net cash (used for) operating activities	(9)
Cash Flows from Financing Activities
Proceeds from sales of common stock	47,500
Net cash provided by financing activities	47,500
Increase in cash	47,491
Cash - beginning of period	-
Cash - end of period	$ 47,491

  The accompanying notes are an integral part of these financial statements.

  Cicero Resources Corp.
  (An Exploration Stage Company)
  Notes to Financial Statements
  December 31, 2007

  NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

  Organization and Operations

  Cicero Resources Corp. (the “Company”) was incorporated in the State of Nevada on October 19, 2007. The Company is an Exploration Stage Company as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company has acquired an option to purchase a mineral property located in the Sunset Mining District within the southwestern corner of the state of Nevada, U.S.A. and has not yet determined whether this property contains reserves that are economically recoverable.

  NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  These financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as of December 31, 2007, the Company had cash of $47,491 and a stockholders’ equity of $42,167. Further, since inception, the Company has incurred a net loss of $5,333 since its inception, has net working capital of $42,167 and may incur further losses in the development of its business, all of which casts substantial doubt about the company’s ability to continue as a going concern, The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

  Mineral Property Costs

  The Company has been in the exploration stage since its incorporation and inception on October 19, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition costs are capitalized and are charged to operations as the value is impaired. Exploration costs are expensed until proven and probable reserves are established. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserves.

  Use of Estimates and Assumptions

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign Currency Translation

  The Company’s functional and reporting currency is the United States dollar.

  Financial Instruments

  The carrying values of the Company’s financial instruments, consisting of cash and cash equivalents, accounts payable and accrued liabilities, approximate their fair values due to the short maturity of these instruments.

  Cicero Resources Corp.
  (An Exploration Stage Company)
  Notes to Financial Statements
  December 31, 2007

  NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  Environmental Costs

  Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitment to a plan of action based on the then known facts.

  Income Taxes

  Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

  Basic and Diluted Net Loss Per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

  Stock-based Compensation

  Stock-based compensation is accounted for at fair value in accordance with SFAS Nos 123 and 123R. To date, the Company has not adopted a stock option plan and has not granted any stock options.

  Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

  Recently Issued Accounting Pronouncements

  In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R, “Business Combinations”. This statement replaces SFAS 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non controlling interest in the acquire at the acquisition date, measured at their fair values as of that date. SFAS 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal year, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  Cicero Resources Corp.
  (An Exploration Stage Company)
  Notes to Financial Statements
  December 31, 2007

  NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the Non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

  NOTE 3 – COMMON STOCK

  On December 12, 2007 the Company issued 25,000,000 shares of common stock to the president of the Company at 0.0015 per share from cash proceeds of $37,500.

  On December 21, 2007 the Company issued 4,000,000 shares of common stock to the president of the Company at 0.0025 per share for cash proceeds of $10,000.

  NOTE 4 – INCOME TAXES

  No provision for income taxes has been recorded since the Company has incurred a net loss since inception. Based on management’s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $1,813 attributable to the future utilization of the net operation loss carryforward of $5,333 as of January 31, 2008 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements. The Company will continue to review this valuation allowance and make adjustments as appropriate. The $5,333 net operating loss carryforward expires in 2028.

  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

  Cicero Resources Corp.
  (An Exploration Stage Company)
  Notes to Financial Statements
  December 31, 2007

  NOTE 5 – CONTINGENCY

  The Company may in the future decide to engage in a “reverse acquisition” transaction and acquire a target company in an unrelated business through the delivery of sufficient common stock to the stockholders of the target company to result in a change in control of the Company after the transaction. The SEC may categorize the Company as a “shell company” prior to such a transaction and subject the company to more stringent disclosure rules regarding any reverse acquisition transaction.

  NOTE 6 – SUBSEQUENT EVENTS

  In January 2008, the Company issued 8,000,000 shares of common stock to non-US people at $0.0025 per share for proceeds of $20,000.

  In February 2008, the Company issued 40,000 shares of common stock to non-US people at $0.40 per share for proceeds of $16,000.

  On January 30, 2008, the Company entered into an option agreement with Multi Metal Mining Corp to acquire an undivided 100% interest in a certain lode mining claim known as the Crimson Queen lode mining claim located in Clark County Nevada.

  The term of the agreement are:

    $6,000 cash payment upon execution of the option agreement
    $50,000 cash payment within one year of execution
    An additional $200,000 in cash payments and 1,000,000 common shares issued by the Company to Multi

  Metal Mining Corp within two years of executing the agreement.

  Management's Discussion and Analysis of Financial Position and Results of Operations

  The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

  Forward Looking Statements

  This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

  Liquidity and Capital Resources

  We only have limited operations and are solely dependent on the funds raised through our equity or debt financing. At December 31, 2007 we had cash of $47,491 in our bank accounts. As of December 31, 2007, we had total current assets of $47,503 and total current liabilities of $5,336, creating a working capital surplus of $42,167. Our accumulated deficit was $5,333 as at December 31, 2007. Our net loss of $5,333 from October 19, 2007 (date of inception) to December 31, 2007 was funded by our equity financing. Since our inception on October 19, 2007 to present, we raised $83,500 from the sale of our common stock.

Date of issuance	Type of security issued	Number of securities issued	Price per security ($)	Total funds received ($)
December 12, 2007	Common Shares	25,000,000	0.0015	37,500
January 2008	Common Shares	12,000,000	0.0025	30,000
February 2008	Common Shares	40,000	0.40	16,000
Total				83,500

  From October 19, 2007 (inception) to December 31, 2007 we used net cash of $9 in operating activities. We did not have any investing activities since our inception to December 31, 2007. We received net cash of $47,500 from financing activities which consisted of private placements.

  The following table describes our planned operations and exploration expenditures for the next 12 months (beginning June 2008):

Description of Expense	Amount
Retain a geologist as a contractor	$20,000
Retain a land specialist and an engineer as contractors	$20,000
Equipment rental costs	$22,000
Conduct the first phase of an exploration program on the Crimson Queen Property	$80,500
Conduct the second phase of an exploration program on the Crimson Queen Property	$220,000
Maintain and exercise the options to acquire the Crimson Queen Property	$50,000
Annual maintenance charges on the property	$125
Obtaining interests in other mining properties	$250,000
Consulting fees	$50,000
Management fees	$50,000
General and administrative expenses	$50,000
Offering expenses (including legal, accounting and auditing fees)	$38,000
Total	$850,625

  We expect to require approximately $850,000 to complete our exploration plan and continue planned operations. There is no assurance that alternative financing will be available. We have not attained profitable operations and are dependent upon obtaining financing to continue our operations and pursue any planned business activities. We anticipate that we will require significant expenditures of capital over the next 12 months. We are seeking equity financing to provide for the capital required to fully carry out our business plan. We cannot guarantee we will be successful in our business operations.

  At present, our cash requirements for the next twelve months outweigh the funds available to maintain or develop our operations. Of the $850,000 that we need for the next 12 months, we had $47,491 in cash as of December 31, 2007. In order to fully carry out our business plan, we need additional financing of approximately $803,000 for the next 12 months. In order to improve our liquidity, we intend to pursue additional equity financing from private investors or possibly a registered public offering. We intend to negotiate with our management and consultants to pay parts of salaries and fees with stock and stock options instead of cash. There can be no assurance we will be successful in our efforts to secure additional equity financing.

  Going Concern

  Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow from stockholders or other outside sources to sustain operations and meet our obligations on a timely basis and ultimately to attain profitability. We have limited capital with which to pursue our business plan. There can be no assurance that our future operations will be significant and profitable, or that we will have sufficient resources to meet our objectives.

  These factors raise substantial doubt about our ability to continue as a going concern. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business. You may lose your entire investment.

  If operations and cash flow improve through these efforts, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will be removed only when revenues have reached a level that sustains our business operations.

  Results of Operations

  Lack of Revenues

  We were incorporated on October 19, 2007 and have limited operational history. Since our inception on October 19, 2007 to December 31, 2007, we have never generated any revenues. We plan to further research and develop our Ankle Armor product and purchase other injury protection products or businesses in the future. However, we anticipate that we will incur substantial losses over the next year and our ability to generate any revenues in the next 12 months continues to be uncertain.

  Expenses

  We accumulated total expenses of $5,333 from October 19, 2007 (date of inception) to December 31, 2007, including $5,524 in legal fees and $9 in bank fees. Our legal fees were mostly related to the legal services for incorporation. Our financial results for the year ended December 31, 2007 only consisted of approximately two months of business activities (since our inception on October 19, 2007), so we did not incur any other expenses.

  Net Loss

  Since our inception on October 19, 2007 to December 31, 2007, we have incurred net loss of $5,333. Our net loss per share was $nil since our inception on October 19, 2007 to December 31, 2007.

  Off Balance Sheet Arrangements

  We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

  Critical Accounting Policies

  Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

  Currency Translation

  Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date in accordance with SFAS No. 52, “Foreign Currency Translation”. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

  Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

  The accounting firm of Kempisty & Company, Independent Registered Public Accounting Firm, audited our consolidated financial statements for the period since inception to December 31, 2007. Since inception, we have had no changes in or disagreements with our accountants.

  Directors, Executive Officers, Promoters, and Control Persons

  Directors and Officers

  Our Bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at one.

  Our current directors and officers are as follows:

Name	Age	Position
Tom Alexiou	42	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

  Tom Alexiou will serve as our director until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

  Tom Alexiou, Director, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

  On October 19, 2007 we appointed Tom Alexiou as a director, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

  Since 1995, and to this date, Tom Alexiou has been providing independent services to executive transportation and recreation company. Since 2004 Mr. Alexiou has also been involved in real estate development as an entrepreneur. His real estate development practice has focused on the acquisition and resale of land, the planning, organization and construction of new developments as well as the addition of improvements and modifications to existing structures. Mr. Alexiou continues to be active in both fields and will continue his previous work while serving as our director and officer.

  Mr. Alexiou does not currently serve on the boards of any other public companies.

  Management Agreements

  We have not entered into any management agreements with Tom Alexiou as of May 9, 2008.

  Significant Employees

  Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

  Family Relationships

  There are no family relationships among our officers, directors, or persons nominated for such positions.

  Legal Proceedings

  None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
    being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
    being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

  Audit Committee

  The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director us and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

  Director Independence

  The OTC Bulletin Board which we plan to list on does not have any director independence requirements.

  Tom Alexiou is our sole director and officer and as such does not meet any of the definitions for independent directors. Once we engage further directors and officers, we will develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

  Code of Ethics

  We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations. We intend to adopt a code of ethics within the next year.

  Executive Compensation

  The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Principal Executive Officer (“PEO”) and our two most highly compensated executive officers other than the PEO as long as their compensation is in excess of $100,000:

  Summary Compensation Table for Directors and Officers

		Annual Compensation			Long Term Compensation
					Awards		Payout(s)
Nonqualified
Name and						Nonequity	deferred	All Other
Principal				Stock	Option	incentive plan	compensation	Compensat
Position	Year	Salary	Bonus	Awards	Awards	compensation	earnings	ion	Total
		$	$	$	$	$	$	$	$
Tom Alexiou
President,
CEO, CFO,
Principal	2007 (1)	0	0	0	0	0	0	0	0
Accounting
Officer and
Director

(1) From our inception on October 19, 2007 to December 31, 2007.

  Option Grants

  We did not grant any options or stock appreciation rights to our named executive officer and director from our inception on October 19, 2007 to December 31, 2007.

  Compensation of Directors

  Our sole director has not received any compensation for his services as a director since inception on October 19, 2007. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our Board of Directors or a compensation committee which may be established.

  Pension, Retirement or Similar Benefit Plans

  There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

  Compensation Committee

  We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

  The following table sets forth the ownership, as of May 9, 2008, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of May 9, 2008, there were 34,040,000 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

		Amount and
		Nature of
Title of Class	Name and Address of Beneficial Owner	Beneficial	Percent of
		Ownership	Class
		(#)	(%)
	First Centerline Investments Ltd. (1)
Common Shares	PMB #2385 502 E. John St. Room E,	25,000,000	67.5
	Carson City, NV, 89706
	All Officers and Directors as a Group	25,000,000	67.5

(1)	Tom Alexiou, our director, President, CEO, and CFO, owns and controls First Centerline Investments Ltd.

  Changes In Control

  There are currently no arrangements which would result in a change in control of us.

  Certain Relationships and Related Transactions

  On October 1, 2007, we issued 25,000,000 shares of our common stock to First Centerline Investments Ltd., a Nevada corporation owned by Tom Alexiou, our director, President, CEO and CFO at $0.0015 per share for cash proceeds of $37,500.

  On December 21, 2007, we issued 4,000,000 shares of common stock to Fotios Alexiou and Manny Alexiou, the brothers of Tom Alexiou, at $0.0025 per share for cash proceeds of $10,000.

  On April 28, 2008, Fotios Alexiou agreed to cancel 500,000 shares of our common stock held by him. We felt that this would benefit the company by decreasing the amount of shares which were issued and outstanding and in consideration we agreed to register 40,000 shares of our common stock held by Fotios Alexiou within 30 days.

  On April 28, 2008, Manny Alexiou agreed to cancel 500,000 shares of our common stock held by him. We felt that this would benefit the company by decreasing the amount of shares which were issued and outstanding and in consideration we agreed to register 40,000 shares of our common stock held by Manny Alexiou within 30 days.

  Other than as disclosed above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last fiscal years.

  Disclosure of Commission Position on Indemnification of Securities Act Liabilities

  Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

  Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

  Other Expenses of Issuance and Distribution

  Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

SEC filing fee	$ 5
Legal fees and expenses	22,000
Accounting fees and expenses	10,000
Printing and marketing expenses	100
Miscellaneous	895
Total	$ 33,000

  Indemnification of Officers and Directors

  The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

    Article VII of our bylaws, filed as Exhibit 3.2 to this Prospectus; and
    Nevada Revised Statutes (“NRS”), Chapter 78.

  Nevada Revised Statutes

  Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

  “Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

  Section 78.5702 of the NRS provides as follows:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

  Our Bylaws

  Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

  The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

  Recent Sales of Unregistered Securities

  Since inception on October 19, 2007 to May 9, 2008 we have made the following sales of unregistered securities :

  On December 12, 2007, we issued 25,000,000 shares of our common stock to First Centerline Investments Ltd., a Nevada corporation controlled by our sole director and officer, Tom Alexiou, at $0.0015 per share for cash proceeds of $37,500. These securities were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

  On January 30, 2008, we issued 12,000,000 shares of our common stock to six investors, at $0.0025 per share for cash proceeds of $30,000. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On February 19, 2008, we issued 40,000 shares of our common stock to 32 investors at $0.40 per share for cash proceeds of $16,000. These securities were issued without a prospectus pursuant to Regulation S of the Securities Act.

  On April 28, 2008, we entered into agreements with our 6 investors who purchased an aggregate of 12,000,000 shares of our common stock, to cancel an aggregate of 3,000,000 shares of our common stock; 500,000 shares of our common stock per investor. We felt that this would benefit the company by decreasing the amount of shares which were sold at a very low price and in consideration we agreed to register an aggregate of 240,000 shares of our common stock held by the 6 investors; 40,000 shares of our common stock per investor.

  Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” Each offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

  Our reliance upon the exemption under Rule 903 of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

  Exhibits and Financial Statement Schedules

  Financial Statement Schedule:

  The financial statement schedules are omitted because they are inapplicable or the requested information is shown in our financial statements or related notes thereto.

  Exhibits:

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation as filed with the Nevada Secretary of State on October 19, 2007
3.2	Bylaws
4	Instrument Defining the Right of Holders - Form of Share Certificate
5.1	Legal Opinion & Consent
10.1	Option Agreement with Multi Metal Mining Corp. dated January 30, 2008
10.2	Subscription Agreement for the Company’s shares purchased by First Centerline Investments Ltd. dated December 12, 2007
23.1	Consent of Auditor

  Undertakings

  Cicero hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.	that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.	for determining liability of Cicero under the Securities Act to any purchaser in the initial distribution of the securities, Cicero undertakes that in a primary offering of securities of Cicero pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Cicero will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of Cicero relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of Cicero or used or referred to by Cicero;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about Cicero or its securities provided by or on behalf of Cicero; and

	(iv)	Any other communication that is an offer in the offering made by Cicero to the purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  Signatures

  In accordance with the requirements of the Securities Act, Cicero certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Prospectus on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laws Vegas, Nevada, on May 9, 2008.

Cicero Resources Corp.

By: /s/ Tom Alexiou
Tom Alexiou
President, Director, Chief Executive Officer
Chief Financial Officer, Principal
Accounting Officer, Secretary and
Treasurer

  In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Tom Alexiou	President, Director, CEO, CFO,
Tom Alexiou	Principal Accounting Officer,
	Secretary and Treasurer	May 9, 2008